EXHIBIT 11

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FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
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COMPUTATION OF EARNINGS PER SHARE
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(In thousands, except per share amounts)    For Six Months Ended June 30,
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                                               2006                2005
                                         ---------------     ---------------
Net Income                                      $32,833             $23,705
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Computation of average
 shares outstanding

    Shares outstanding at
    beginning of year                            28,438              28,118

    Shares issued or repurchased
    during the year times average
    time outstanding during the year              1,370                 123
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Average basic shares outstanding                 29,808              28,241
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Dilutive shares                                     281                 149
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Average diluted shares outstanding               30,089              28,390
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Basic earnings per share                          $1.10               $0.84
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Diluted earnings per share                        $1.09               $0.83
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